Exhibit 23.2

                      [Letterhead of Moores Rowland Mazars]

                         Consent of Independent Auditors

We consent to inclusion in Form 8-K/A of Orsus Xelent Technologies, Inc., formerly known as Universal Flirts Corp. dated May 13, 2005 of our report dated May 5, 2005 relating to the consolidated balance sheets of United First International Limited and its subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year/period then ended..




/s/ Moores Rowland Mazars

Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong

Dated: May 13, 2005